UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2008

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York		11788
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 5, 2008, Interpharm Holdings, Inc. (“Holdings”) and Interpharm, Inc. (the “Company”) entered into a Forbearance Agreement with Wells Fargo Bank, National Association (“Wells Fargo”) which, as more fully set forth below, provides Holdings and the Company with additional credit and provides for a forbearance by Wells Fargo from exercising its remedies based on previous defaults with respect to Holdings’ and the Company’s credit agreement with Wells Fargo (the “Wells Fargo Credit Agreement”). A copy of the Forbearance Agreement is annexed hereto as Exhibit 10.1 and the description of the Forbearance Agreement contained herein is qualified, in its entirety, by the text of the agreement itself.

In connection with its negotiation of the Forbearance Agreement, the Company completed a restructuring of its operations on January 25, 2008 and submitted a new operating plan to Wells Fargo which the Company believes will result in positive cash flow and net profits. Pursuant to the new operating plan, the Company has substantially reduced its research and development activities, reduced its payroll by approximately 20% and began a process to identify alternative financing sources for the Company’s real estate, machinery and equipment, and working capital finance.

As reported on Holdings Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2008, Wells Fargo had informed Holdings and the Company that it was in the process of assessing the Company’s eligible collateral under the Wells Fargo Credit Agreement and was providing limited credit availability for ongoing operations pending the outcome of that review. The Company had been in default under the Wells Fargo Credit Agreement since June 30, 2007.

As reported in Holdings’ Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2008, on January 28, 2008, Wells Fargo informed the Company that it would consider providing the Company with credit availability on the condition that the Company (i) develops and implements a new operating plan focused on increasing the amount of eligible collateral and reducing costs and (ii) develop an alternative financing arrangement.

On February 5, 2008, the Company, Holdings and Wells Fargo entered into the Forbearance Agreement whereby Wells Fargo agreed to, among other things, (i) forbear from exercising its remedies arising from the Company’s default under the Wells Fargo Credit Agreement until June 30, 2008 provided no further default occurs; (ii) provide a moratorium on certain principal payment; (iii) and advance the Company up to $2,999,999 under a newly granted real estate line of credit mortgage on the Company’s real estate, which amounts will be due on June 30, 2008.

Under the Forbearance Agreement the Company and Holdings agreed to (i) submit to Wells Fargo, on a weekly basis, a “rolling” 13-week budget; (ii) engage a chief restructuring officer to review and oversee the budget and, in conjunction with Company management, certain financial matters; (iii) grant Wells Fargo an equity line of credit mortgage to secure its new equity line of credit and a collateral mortgage to secure certain obligations under that portion of revolving line of credit that has been converted to a term loan and (iv) pay Wells Fargo a success fee of up to $500,000 in the event the balance of the indebtedness owed to Wells Fargo is repaid from the sale of the Company’s stock or substantially all of its assets prior to June 30, 2008.

The Forbearance Agreement also limits the Company’s borrowing base on which certain advances are made and provides for a number of events of default, including (i) a material adverse change (ii) failure of the Company to meet certain budget items by more that 10%; (iii) failure to receive a letter of intent for the sale of the assets of the Company for an amount in excess of the Wells Fargo indebtedness by March 31, 2008; (iv) failure by the Company to receive a commitment for the sale of the assets of the Company for an amount in excess of the Wells Fargo indebtedness by April 30, 2008; (v) failure of the Company to close a transaction for the sale of the assets of the Company for an amount in excess of the Wells Fargo indebtedness by June 30, 2008; and (vi) Wells Fargo indebtedness remains outstanding on June 30, 2008.

  Pursuant to the operating plan approved by Wells Fargo in connection with the Forbearance Agreement, the Company will have access to up to an additional $2,999,999 of capital to meet its ongoing working capital and operating requirements.

Item 9.01 Financial Statements and Exhibits

Exhibit. The following is furnished as an exhibit to this report:

Exhibit No.	Exhibit Description

10.1
Forbearance Agreement dated February 5, 2008 between Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division and Interpharm, Inc. and Interpharm Holdings, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

February 6, 2008	By: /s/ Peter Giallorenzo
Peter Giallorenzo
Chief Financial Officer and
Chief Operating Officer